UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2021, Lordstown Motors Corp. (the “Company”) announced that its Board of Directors appointed Edward T. Hightower as the Company’s new President effective November 29, 2021.

Mr. Hightower, age 56, has served as the Managing director of Motoring Ventures LLC, a global investment and consulting firm for automotive and manufacturing businesses that Mr. Hightower founded, since 2016. At Motoring Ventures, Mr. Hightower has advised vehicle and other manufacturing companies including the Company on operations, product launches, production, supply chain issues, mergers and acquisitions and a range of other matters. From 2013 to 2016, Mr. Hightower served as Vehicle Line Executive / Executive Chief Engineer - Global Crossovers for General Motors Company. Mr. Hightower has also served in related roles at Ford Motor Company and BMW of North America, Inc. and has more than 30 years of experience in his field. He earned a Bachelor of Science degree in general engineering from the University of Illinois at Urbana-Champaign and a Master of Business Administration from the University of Michigan.

Mr. Hightower and the Company entered into an employment agreement on November 9, 2021, (the “Employment Agreement”) pursuant to which Mr. Hightower will receive an annual salary of $625,000 and an annual bonus with a target equal to 100% of his annual salary, based on Company and individual performance and subject to the discretion of the Board of Directors or an appropriate committee thereof.

Under the Employment Agreement, if Mr. Hightower’s employment is terminated “upon a change of control” or by the Company other than for “cause” or if Mr. Hightower resigns for “good reason,” Mr. Hightower is entitled to receive, subject to his execution and non-revocation of a general release and separation agreement, an amount equal to eight months of base salary plus $25,000, payable in installments over 12 months following such termination or resignation, as well as accelerated vesting of all outstanding and unvested equity awards. In addition, if Mr. Hightower’s employment is terminated for any reason other than by the Company with “cause” or Mr. Hightower’s resignation without “good reason,” Mr. Hightower is entitled to receive any actual bonus earned but unpaid as of the date of termination and a prorated target bonus for the year of termination. Pursuant to his Employment Agreement, Mr. Hightower is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during his employment and for the six-month period following any termination of employment.

Mr. Hightower received an equity award on the date of the Employment Agreement consisting of 500,000 stock options with an exercise price of $5.69 and 500,000 restricted stock units, in each case granted under the Company’s 2020 Equity Incentive Plan, which will vest over three years on each of the first, second and third anniversary of the grant date, subject to Mr. Hightower’s continued employment through each vesting date. The Company will also pay Mr. Hightower by January 15, 2022, a one-time lump sum cash signing bonus of $50,000, which must be returned to the Company if Mr. Hightower’s employment is terminated before November 29, 2022 either by the Company for “cause” or by him without “good reason.”

Mr. Hightower will replace President Rich Schmidt, who resigned from the Company on November 4, 2021 to take effect on December 4, 2021.

In connection with Mr. Hightower’s appointment as President, the Company’s Chief Executive Officer, Daniel Ninivaggi, voluntarily agreed to a reduction in annual base salary from $750,000 to $675,000, effective November 29, 2021 as reflected in an amendment entered into by Mr. Ninivaggi and the Company on November 9, 2021 to Mr. Ninivaggi’s Employment Agreement dated August 26, 2021 (the “Amendment”).

Additionally, on November 8, 2021, the Board approved a change to Jane Ritson-Parsons’s role from Chief Operating Officer to Executive Vice President – Chief Commercial Officer and appointed Shea Burns to serve as the Company’s Senior Vice President – Operations, effective immediately. Mr. Burns previously had been advising the Company as a consultant and will serve in this new role under a consulting arrangement.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement and the Amendment, a copy of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the press release the Company issued regarding these appointments is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employment Agreement, dated as of November 9, 2021, between Lordstown Motors Corp. and Edward T. Hightower
10.2	Amendment to Employment Agreement, dated as of November 9, 2021, between Lordstown Motors Corp. and Daniel Ninivaggi
99.1	Press Release issued by Lordstown Motors Corp., dated November 10, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: November 10, 2021	By:	/s/ Thomas V. Canepa
Thomas V. Canepa
General Counsel and Corporate Secretary